Exhibit 99.1

Final – for immediate release	CONTACT: PAUL VITEK, CFO
(972)401-0090

Release #06-11
CARBO CERAMICS INC. ANNOUNCES 2006 SECOND QUARTER AND YEAR-TO-DATE EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time
Irving, Texas (July 27, 2006) — CARBO Ceramics Inc. (NYSE: CRR) today announced net income of $12.9 million, or $0.53 per diluted share, on revenues of $73.5 million for the quarter ended June 30, 2006. Revenues for the quarter increased 15 percent while net income increased 6 percent compared to the second quarter of 2005. For the six months ended June 30, 2006, the company reported net income of $25.8 million, or $1.06 per diluted share, on revenues of $147.8 million. Revenues and net income for the six months ended June 30, 2006, increased 18 percent and 9 percent, respectively, compared to the same period a year earlier.
The increase in revenues compared to last year’s second quarter was attributable to a 7 percent increase in the volume of proppant sold, a 7 percent increase in the average selling price of the company’s proppant and a 16 percent increase in revenue from Pinnacle Technologies, Inc. (“Pinnacle”). Revenues for the second quarter of 2006 included $7.8 million from Pinnacle compared to $6.7 million for the second quarter of 2005. The increase in revenue from both the proppant and fracture, and reservoir diagnostic business segments was primarily attributable to increased hydraulic fracturing activity in North America.
Worldwide proppant sales totaled 204 million pounds for the quarter, an increase of 7 percent from the second quarter of 2005. North American proppant sales volume for the second quarter of 2006 was 16 percent higher than the same period last year driven by record sales in the U.S. The new U.S. record was the result of both increased fracturing activity and market share gains in South Texas, the Rocky Mountains, and Oklahoma. While second quarter proppant sales volume in Canada declined versus this year’s first quarter levels due to the normal seasonal reduction in Canadian fracturing activity, sales volume in this region increased 22 percent compared to the second quarter of 2005. Overseas sales volume declined 21 percent compared to last year’s second quarter due principally to decreased sales volume in Russia. While proppant sales in Russia reached their highest level since last year’s third quarter, activity in the region remains slow due to an increase in freight costs and tariffs on imported products. The company is addressing this situation through the construction of a manufacturing facility in Kopeysk, Russia. Excluding results in Russia, sales volume in overseas export markets was down 4 percent from the previous year with strong activity in China, West Africa, and North Africa offset by a decline in sales in the Middle East.
The average selling price of the company’s ceramic proppant in the second quarter of 2006 increased 7 percent compared to the second quarter of 2005 due primarily to increases in the price of the company’s proppant that were implemented in June 2005 and November 2005. The impact of these increases was partially offset by a shift in the mix of products produced and sold toward the company’s lower-priced lightweight ceramic proppant.
Operating profit for the second quarter of 2006 was unchanged compared to the previous year’s second quarter as a $1.8 million increase in gross profit was offset by a $1.8 million increase in selling, general, and administrative expenses, and other operating costs. The increase in gross profit compared to the second quarter of 2005 was due to the increase in revenue in both the proppant and fracture, and reservoir diagnostic business segments. Gross profit as a percentage of revenues declined due to a decrease in the margin on proppant sales, which was partially offset by an improvement in the margin for fracture and reservoir diagnostics. The primary factor contributing to the decline in gross profit margin in the proppant segment was an increase in the cost of natural gas used to manufacture these products. The company’s spending for natural gas delivered to its U.S. manufacturing facilities during the second quarter of 2006 increased 49 percent compared to the second quarter of 2005.

CARBO Ceramics 2006 Second Quarter and Year-to-Date Earnings Release
July 27, 2006

Selling, general, and administrative expenses for the second quarter of 2006 increased 30 percent compared to the same period last year due to increases in research and development activity associated with accelerating the commercialization of Pinnacle’s down-hole tiltmeters, marketing, and administrative expenses necessary to support higher sales activity, and stock-based compensation expense. Consolidated income tax expense was $6.5 million for the quarter ended June 30, 2006, and $7.0 million for the quarter ended June 30, 2005. The 7 percent decrease in income tax expense was primarily the result of a reduction of net deferred income tax liabilities to reflect the expected impact of a state tax law change in Texas which will reduce the company’s future tax liability in that state. Accordingly, the effective tax rate declined to 33.6 percent for the second quarter of 2006 compared to 36.3 percent for the same period a year ago.
For the six months ended June 30, 2006, revenues increased 18 percent compared to the same period in 2005. The increase was the result of a 5 percent increase in proppant sales volume, a 12 percent increase in the average selling price of proppant, and a 19 percent increase in revenues from Pinnacle. The volume of ceramic proppant sold in North America increased by 14 percent from the first six months of 2005. This increase was driven primarily by an increase in the U.S. natural gas rig count and related fracturing activity. The North American increase was partially offset by a 26 percent decrease in overseas shipments due principally to decreased sales volume in Russia. Excluding results in Russia, sales volume in overseas export markets increased 12 percent from the previous year. The higher average selling price for the company’s ceramic proppants was due to increases in list prices that went into effect in June 2005 and November 2005. Revenues for the six months ended June 30, 2006, included $15.1 million from Pinnacle compared to $12.7 million for the same period in 2005. The increase in Pinnacle’s revenues was due primarily to the increase in fracture mapping activity in the North American market and strong growth in the emerging reservoir diagnostics business.
For the six months ended June 30, 2006, the company’s operating profit increased 5 percent compared to the first half of 2005. Despite higher production costs for ceramic proppant in 2006, which were primarily attributable to increased natural gas costs, gross profit for the first half of 2006 increased 9 percent versus the comparable period in 2005. This was the result of increased volume and pricing for proppant and improved gross profit margins from Pinnacle due to the improved utilization of assets. The improvement in gross profit was partially offset by increased spending for research and development, marketing, and administrative expenses necessary to support higher sales activity, and stock-based compensation expense.
President and CEO Gary Kolstad commented on the quarter’s results and provided additional guidance for 2006, stating, “While we established a number of new records during the second quarter, results were below the company’s expectations due to lower than anticipated sales gains in the U.S. market. Rig counts have been increasing in key geographic markets for our products and services. If this trend continues, we expect to see revenue growth of approximately 10 percent in the third quarter with the seasonal resumption of activity in Canada, and anticipated improvements in sales in the U.S. and overseas markets. While these short-term expectations could be impacted by declining natural gas prices in North America or other risk factors, we believe the long-term trend of drilling an increasing number of gas wells in increasingly tight reservoirs will continue, and is a very favorable factor in driving the demand for our products and services. We will be re-initiating technical field trials in the third quarter and we will be expanding our domestic and international sales staff prior to the end of 2006 to drive future growth.”
Regarding the company’s international expansion, which is underway in the Russian Federation, Mr. Kolstad stated, “We are continuing to make great progress on our plant in Kopeysk, Russia. The facility is approximately 75 percent complete and is expected to be operational prior to the end of 2006. We believe this new plant will be instrumental in helping us recapture market share in the Russian market. Additionally, we are actively working to increase our technical marketing resources in Russia in advance of the plant start-up.”

CARBO Ceramics 2006 Second Quarter and Year-to-Date Earnings Release
July 27, 2006

As previously announced, a conference call to discuss the company’s second quarter and year-to-date results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call” or conference ID 2593185. International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s leading manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2006 Second Quarter and Year-to-Date Earnings Release
July 27, 2006

	Three Months Ended		Six months Ended
	June 30		June 30
	2006	2005	2006	2005
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$73,485	$63,834	$147,763	$125,002
Cost of sales	46,095	38,202	93,007	74,549

Gross profit	27,390	25,632	54,756	50,453
Selling, general & administrative	8,793	6,777	16,266	13,826
Start-up costs	70	239	421	254
Loss on disposal of assets	—	95	—	95

Operating profit	18,527	18,521	38,069	36,278
Interest income, net	487	526	924	910
Other, net	349	84	687	87

Income before income taxes	19,363	19,131	39,680	37,275
Income taxes	6,501	6,954	13,834	13,504

Net income	$12,862	$12,177	$25,846	$23,771

Earnings per share:
Basic	$0.53	$0.51	$1.07	$0.99

Diluted	$0.53	$0.50	$1.06	$0.98

Average shares outstanding:
Basic	24,274	23,971	24,259	23,962

Diluted	24,401	24,159	24,393	24,153

Depreciation and amortization	$4,703	$3,314	$9,315	$6,518

Selected Balance Sheet Information

	June 30, 2006	Dec. 31, 2005
	(in thousands)
Cash, cash equivalents and short-term investments	$56,774	$61,670
Total other current assets	100,246	86,617
Property, plant and equipment, net	207,166	179,500
Intangible and other assets, net	6,945	6,169
Total assets	392,971	355,796
Total current liabilities	48,231	36,309
Deferred income taxes	27,041	26,121
Shareholders’ equity	317,699	293,366
Total liabilities and shareholders’ equity	392,971	355,796

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